EXHIBIT 10.14

Director Compensation Arrangements

Compensation of Non-Employee Directors upon Initial Election to the Board

Upon the completion of this offering, all of our non-employee directors will receive a non-qualified stock option to purchase 25,000 shares of our common stock vesting one year from the date of grant and granted on the date of the closing of this offering. In addition to the vesting conditions, these stock options will not be exerciseable until the date that Harvard Bioscience no longer beneficially owns at least 50% of the total voting power of our outstanding capital stock and will expire one year from the date of grant if such condition has not been satisfied. Each non-employee that is elected to the our board of directors following the completion of the offering is entitled to receive a non-qualified stock option to purchase 25,000 shares of our common stock vesting one year from the date of grant and granted on the fifth business day following his or her initial election to the board of directors.

Annual Compensation of Non-Employee Directors

Each non-employee director also receives an annual retainer of $30,000 paid in four equal quarterly installments. Each non-employee director is also entitled to receive a non-qualified stock option to purchase 25,000 shares of our common stock vesting one year from the date of grant and granted on the fifth business day following our annual meeting of stockholders. Directors who are also our employees will receive no additional compensation for service as a director.